Exhibit 99.1

Alteon	6 Campus Drive · Parsippany, NJ · 07054 (201) 934-5000 · Fax: (201) 934-8880

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo Director, Corporate Communications & Investor Relations 201-818-5537 (direct) spietropaolo@alteon.com

ALTEON TEMPORARILY SUSPENDS ENROLLMENT OF NEW PATIENTS IN CLINICAL
TRIALS OF ALAGEBRIUM PENDING ADDITIONAL PRECLINICAL DATA

— Clinical Programs Are Continuing —

Parsippany, NJ, February 24, 2005 – Alteon Inc. (AMEX: ALT) announced today that it has temporarily suspended enrollment of patients in its ongoing clinical trials of alagebrium pending additional preclinical data and discussions with the Food and Drug Administration (FDA). The company is currently testing alagebrium in patients with systolic hypertension, heart failure and erectile dysfunction. Patients already enrolled in the clinical trials are continuing treatment. The company took this action voluntarily and has notified the FDA.

In December 2004, the company announced that findings of a two-year toxicity study indicated that male Sprague Dawley rats exposed to high doses of alagebrium over their natural lifetime developed dose-related increases in liver cell alterations and tumors, and that the liver tumor rate was slightly over the expected background rate in this gender and species of rat. The company also announced its intent to conduct a series of preclinical experiments to explore the mechanism by which the liver tumors developed and the relevance of such tumors to human exposure. These preclinical experiments are still ongoing, with results expected by mid-year.

“This decision was made after we received initial data from one of our ongoing studies in rats, which provided insights and direction for further analysis,” said Judith S. Hedstrom, Chief Operating Officer. “The relevance of these rat findings to humans has not been established, and we do not believe that the recent data change the information previously provided to patients who are already in the alagebrium studies. Nevertheless, in the current environment, we have decided it is prudent to temporarily suspend enrolling new patients.”

“We have decided to slow down our development programs until the preclinical experiments are completed and the results evaluated over the next several months,” said Kenneth I. Moch, President and Chief Executive Officer. “We remain committed to continuing the development of alagebrium.”

Earlier preclinical toxicity studies found no mutagenic or carcinogenic activity in either rats or mice. In addition, the company had previously completed four key genotoxicity studies to help determine potential toxicities of alagebrium in man, and these studies did not indicate any potential carcinogenic risk. Alteon has reviewed all of the cumulative human safety profile and previous preclinical experience of alagebrium; these data have not demonstrated an association with the lifetime carcinogenicity study in rats. All patients in the clinical trials of alagebrium had been previously informed of the initial findings in rats, and the incremental data do not alter the information that had already been provided to them.

About Alteon

Alteon is developing several new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-glucose complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway.

Alteon’s lead compound alagebrium chloride (formerly ALT-711), the only A.G.E. Crosslink Breaker in advanced human testing, has demonstrated safety and efficacy in several Phase 2 trials and is being developed for systolic hypertension, heart failure and erectile dysfunction. Approximately 1300 patients have been involved in alagebrium’s human clinical trials to date, of whom approximately 1000 have received active compound. Clinical trials of alagebrium include the Phase 2b systolic hypertension trial, SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium), the Phase 2a heart failure trial, PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of ALagebrium), the Phase 2a trial EMERALD (Evaluation of Alagebrium in Erectile Dysfunction in Diabetic Males on PDE5 Inhibitors), as well as a fourth trial exploring mechanism of action in endothelial dysfunction. For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.